                                                                      EXHIBIT 22

                            Election of Directors

     Ten directors of the Company are to be elected to hold office until the next annual meeting, until their successors are duly elected and qualified, or until their earlier resignation or removal. Unless otherwise directed, proxies will be voted at the meeting for the election of the persons listed below or, in the event of an unforeseen contingency, for different persons as substitutes. The Corporate Governance and Nominating Committee and the Board of Directors are recommending this slate. Set forth below are the name, age, principal occupation and other information concerning each nominee.

MICHAEL J. BIRCK (59)
  Founder, and President and Chief Executive Officer since
  1975, of Tellabs, Inc. Tellabs designs, manufactures, markets and services voice and data equipment. Mr. Birck is a director of USF&G Corporation and Molex, Inc. He has been a director of the Company since 1996.

MARVIN D. BRAILSFORD (59)
  Vice President of Kaiser-Hill Company LLC (construction and environmental services) since 1996, founder and President of the Brailsford Group (acquisition consulting) from 1995 to 1996, and President of Metters Industries (information technology) from 1992 to 1995. He retired from the United States Army in 1992 with the rank of Lieutenant General after 33 years of service. He has been a director of the Company since 1996.

SUSAN CROWN (39)
  Vice President, Henry Crown and Company since 1984, a family owned and operated company with investments in securities, real estate and manufacturing operations. Ms.
  Crown is a director of Baxter International Inc. and Northern Trust Corporation and its subsidiary, The
  Northern Trust Company. She is also a trustee of The Yale
  Corporation. She has been a director of the Company since
  1994.

H. RICHARD CROWTHER (65)
  Former Vice Chairman of the Company from 1990 through 1995. Prior to becoming Vice Chairman, Mr. Crowther was Executive Vice President from 1983 through 1989 and had a total of 36 years service with the Company before his retirement. He is a director of Applied Power Inc. and has been a director of the Company since 1995.

W. JAMES FARRELL (55)
  Chairman since 1996 and Chief Executive Officer of the
  Company since 1995. Mr. Farrell served as President from
  1994 until 1996 and as Executive Vice President from 1983 to 1994. He has a total of 32 years service with the Company. Mr. Farrell is a director of Morton
  International, Inc., Premark International, Inc. and the
  Quaker Oats Company, and has been a director of the Company since 1995.

L. RICHARD FLURY (50)
  Executive Vice President, Amoco Corporation (energy and chemicals) since 1996, formerly Senior Vice President for Shared Services from 1994 through 1995 and Executive Vice
  President, Amoco Chemical Co., from 1991 to 1994, with a total of 27 years service with Amoco. Mr. Flury is a director of the Illinois Coalition, North Central College and the Field Museum, and has been a director of the Company since 1995.

ROBERT C. MCCORMACK (58)
  Partner, Trident Capital LP(venture capital) since 1993; Assistant Secretary of the Navy from 1990 to 1993; Deputy Under Secretary of Defense from 1987 to 1990; and Managing Director, Morgan Stanley & Co. Incorporated (investment banking) from 1985 to 1987. Mr. McCormack is a director of DeVry, Inc. and has been a director of the Company since 1993. He was previously a director of the Company from 1978 through 1987.

PHILLIP B. ROONEY (53)
  Vice Chairman of The ServiceMaster Company (a network of quality service companies). Former President of WMX Technologies Inc. (waste management) from 1985 until 1997. Mr. Rooney is a director of The ServiceMaster Company, Urban Shopping Centers Inc. and Stone Container Corporation, and a Trustee of the Van Kampen American Capital Open-End Funds. He has been a director of the Company since 1990.

HAROLD B. SMITH (64)
  Chairman of the Executive Committee of the Company since
  1982. Mr. Smith is a director of W.W. Grainger Inc. and
  Northern Trust Corporation and its subsidiary, The
  Northern Trust Company, and a trustee of The Northwestern
  Mutual Life Insurance Company. He has been a director of the Company since 1968.

ORMAND J. WADE (58)
  Former Vice Chairman, Ameritech Corp. (telecommunications products and services) from 1987 to 1993 and President and Chief Executive Officer, Illinois Bell Telephone Company from 1982 through 1986. Mr. Wade is a director of Andrew Corporation and Westell Inc. and has been a director of the Company since 1985.

                               Security Ownership

     The following table sets forth information regarding ownership of the Company's Common Stock as of December 31, 1997 by each director and nominee for director; by each of the named Executive Officers; by directors, nominees and Executive Officers as a group; and by other persons who, to the knowledge of the Company, own of record or beneficially more than 5% of the outstanding Common Stock of the Company.

                                                                            DIRECTORS'
                                               AMOUNT AND NATURE OF        PHANTOM STOCK   PERCENT OF
     NAME OF BENEFICIAL OWNER OR GROUP        BENEFICIAL OWNERSHIP(1)        UNITS(2)        CLASS
     ---------------------------------        -----------------------      -------------   ----------
Directors and Nominees
 (Other than Executive Officers)
  Michael J. Birck..........................              3,500(3)             2,024             *
  Marvin D. Brailsford......................              1,900(3)             2,019             *
  Susan Crown...............................              8,700(3)(4)          2,040             *
  H. Richard Crowther.......................            363,327(3)(5)(6)       2,193             *
  L. Richard Flury..........................              2,100(3)             2,040             *
  Robert C. McCormack.......................         14,519,200(3)(7)(8)       2,040           5.8
  Phillip B. Rooney.........................             24,641(3)(9)          2,040             *
  Harold B. Smith...........................         38,840,362(8)(10)            --          15.6
  Ormand J. Wade............................              4,700(3)             2,040             *
Executive Officers
  W. James Farrell..........................            320,733(6)(11)                           *
  Russell M. Flaum..........................             91,883(6)(12)                           *
  Frank S. Ptak.............................            205,690(6)                               *
  F. Ronald Seager..........................            195,538(6)(13)                           *
  David B. Speer............................             45,205(6)(14)                           *
Directors, Nominees and All Executive
  Officers as a Group (22 Persons)..........         40,445,526(6)                            16.2
Other Principal Beneficial Owners
  Edward Byron Smith, Jr. ..................         15,067,868(15)                            6.0
  The Northern Trust Company................         46,846,170(16)                           18.8

---------------

   * Less than 1% of Class

 (1) Unless otherwise noted, ownership is direct.

 (2) Represents units of phantom stock and dividend equivalents earned under the phantom stock plan for non-officer directors. Each unit is equal in value to one share of Common Stock. The units are not transferable and have no voting rights. Such units are not included in the "Percent of Class" column.

 (3) Includes 900 shares of restricted stock granted on January 2, 1998 under the Directors' Restricted Stock Plan.

 (4) Includes 2,000 shares owned in a trust as to which Ms. Crown shares voting and investment power.

 (5) Includes 266,041 shares held in a revocable living trust as to which Mr. Crowther shares voting and investment power and 30,107 shares owned by his spouse, as to which Mr. Crowther disclaims beneficial ownership.

 (6) Includes shares covered by stock options exercisable within 60 days of December 31, 1997 as follows: Mr. Crowther, 27,104; Mr. Farrell, 247,992; Mr. Flaum, 56,600; Mr. Ptak, 132,000; Mr. Seager, 145,000; Mr. Speer,
     42,200; and directors, nominees and Executive Officers as a group, 924,746.

 (7) Includes 400 shares owned in a trust as to which Mr. McCormack shares voting and investment power with The Northern Trust Company and 14,510,380 shares as described in Footnote 8.

 (8) Robert C. McCormack, Edward Byron Smith, Jr., Harold B. Smith and The Northern Trust Company are trustees of twelve trusts owning 14,510,380 shares as to which they share voting and investment power.

 (9) Includes 2,000 shares owned by Mr. Rooney's spouse, as to which he disclaims beneficial ownership.

(10) Includes 21,443,264 shares owned in twelve trusts as to which Mr. Smith shares voting and investment power with The Northern Trust Company and others; 2,164,480 shares owned in eleven trusts as to which he shares voting and investment power; 14,510,380 shares as described in Footnote 8; and 83,012 shares owned by a charitable foundation of which he is a director.

(11) Includes 2,450 shares held by Mr. Farrell's son and 1,700 shares owned by his spouse, as to both of which holdings Mr. Farrell disclaims beneficial ownership, and 43,847 shares owned in a partnership as to which Mr. Farrell shares voting and investment power.

(12) Includes 1,473 shares allocated to Mr. Flaum's account in the Company's Savings and Investment Plan.

(13) Includes 1,976 shares owned by Mr. Seager's spouse, as to which he disclaims beneficial ownership.

(14) Includes 800 shares allocated to Mr. Speer's account in the Company's Savings and Investment Plan.

(15) Includes 32,932 shares owned in two trusts as to which Edward Byron Smith, Jr. has sole voting and investment power; 192,400 shares owned in a trust as to which The Northern Trust Company has sole voting and investment power; 166,666 shares owned in two trusts as to which Mr. Smith shares voting and investment power; and 14,510,380 shares as described in Footnote
     8. Also includes the following shares held for the benefit of Mr. Smith's children: 111,160 shares owned in two trusts as to which The Northern Trust Company has sole voting and investment power; 32,080 shares held in two trusts as to which Mr. Smith's spouse and sister share voting and investment power; and 8,800 shares owned in two trusts as to which Mr. Smith's sister has sole voting and investment power.

(16) Including its holdings as trustee described in Footnotes 7, 8, 10 and 15, The Northern Trust Company and its affiliates act as sole fiduciary or co-fiduciary of trusts and other fiduciary accounts that own an aggregate of 46,846,170 shares. They have sole voting power with respect to 17,792,456 shares and share voting power with respect to 16,766,852 shares. They have sole investment power with respect to 3,544,639 shares and share investment power with respect to 38,046,475 shares. In addition, The Northern Trust Company holds in other accounts, but does not beneficially own, 18,634,203 shares, resulting in aggregate holdings by The Northern Trust Company of 65,479,373 shares (25.9%).

     Because of their holdings individually and as trustees, the holdings of their immediate families and/or their positions with the Company, Robert C. McCormack, Edward Byron Smith, Jr. and Harold B. Smith may be deemed to be "controlling persons" of the Company within the meaning of the Securities Act of 1933, as amended. Byron L. Smith, great grandfather of Robert C. McCormack, Edward Byron Smith, Jr. and Harold B. Smith, founded the Company in 1912.

     The Company maintains normal commercial banking relationships with The Northern Trust Company, which also acts as the trustee under the Company's principal pension plan. The Northern Trust Company is a wholly owned subsidiary of Northern Trust Corporation. Harold B. Smith and Susan Crown, directors of the Company, are also directors of both Northern Trust Corporation and The Northern Trust Company.

     The Northern Trust Company's address is 50 South LaSalle Street, Chicago, IL 60675 and the address of each of the other beneficial owners of more than 5% of the Company's Common Stock is c/o The Secretary, Illinois Tool Works Inc., 3600 West Lake Avenue, Glenview, IL 60025.

                             Executive Compensation

     The table below summarizes the compensation of the Chief Executive Officer and the other four most highly compensated Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION                   LONG TERM COMPENSATION
                               -----------------------------------------   ---------------------------------
                                                                                   AWARDS            PAYOUTS
                                                                           -----------------------   -------
                                                                           RESTRICTED   SECURITIES
          NAME AND                                          OTHER ANNUAL     STOCK      UNDERLYING    LTIP      ALL OTHER
          PRINCIPAL                   SALARY      BONUS     COMPENSATION     AWARDS      OPTIONS     PAYOUTS   COMPENSATION
          POSITION             YEAR   ($)(1)    ($)(1)(2)      ($)(3)        ($)(4)        (#)         ($)         ($)
          ---------            ----   -------   ---------   ------------   ----------   ----------   -------   ------------
W. James Farrell               1997   499,900    600,000           --             --     100,000         --       48,042(5)(6)(7)
  Chairman and Chief           1996   453,754    500,000           --             --     400,000         --       40,808
  Executive Officer            1995   317,212    370,000           --             --     120,000         --       38,000
Frank S. Ptak                  1997   288,017    293,030           --             --      50,000         --       14,140(5)(6)
  Vice Chairman                1996   255,261    275,000           --             --          --         --       11,429
                               1995   219,397    219,670           --             --      60,000         --       10,252
F. Ronald Seager               1997   232,562    220,980           --             --      30,000         --       15,155(5)(6)
  Executive                    1996   218,801    204,580           --             --          --         --       12,160
  Vice President               1995   209,501    206,150           --             --      60,000         --       11,306
Russell M. Flaum               1997   214,955    218,500           --             --      30,000         --        7,552(5)(6)
  Executive                    1996   208,082    209,195           --             --          --         --        6,411
  Vice President               1995   199,452    195,000           --             --      30,000         --        6,364
David B. Speer                 1997   190,924    183,300           --             --      30,000         --        7,262(5)(6)
  Executive                    1996   179,507    159,480           --             --          --         --        5,931
  Vice President               1995   159,746    113,085           --             --      24,000         --        5,300

---------------

(1) Actual salary or bonus earned. Includes amounts deferred under the Company's 1993 Executive Contributory Retirement Income Plan or Savings and Investment Plan or both.

(2) Amounts awarded under the Executive Incentive Plan are calculated on the base salary of record as of December 31 for the respective years and paid in the subsequent year.

(3) Perquisites and other personal benefits, securities or property in the aggregate do not exceed the threshold reporting level of the lesser of $50,000 or 10% of total salary and bonus reported for the named Executive Officer.

(4) The number of unvested restricted shares previously granted under the Company's Stock Incentive Plan and their value as of December 31, 1997 were:
    Mr. Farrell, 35,200 shares ($2,116,400); Mr. Ptak, 35,200 shares
    ($2,116,400); Mr. Seager, 22,000 shares ($1,322,750); and Mr. Flaum, 22,000 shares ($1,322,750).

(5) Includes Company matching contributions to the 1993 Executive Contributory Retirement Income Plan or the Savings and Investment Plan as follows: Mr. Farrell, $14,997; Mr. Ptak, $8,641; Mr. Seager, $6,977; Mr. Flaum, $4,800;
    and Mr. Speer $5,728.

(6) Includes interest credited on deferred compensation in excess of 120% of the Applicable Federal Long Term Rate as follows: Mr. Farrell, $6,193; Mr. Ptak, $5,500; Mr. Seager, $8,178; Mr. Flaum, $2,752; and Mr. Speer $1,535.

(7) Includes $26,852 representing imputed income on Mr. Farrell's outstanding home loan made by the Company in 1995. The maximum amount of the loan outstanding during 1997 was $420,000, which by March 1, 1998 had been reduced to $290,000. The imputed rate of interest on the loan is 7.34% per annum and the loan is repayable in annual installments through the year 2000.

     The Company has a loan program for Executive Officers to assist them in complying with the Company's stock ownership guidelines. As of February 28, 1998, Mr. Farrell had an outstanding loan of $94,193 payable December 31, 2000, bearing interest at a rate of 5.91% per annum and secured by 3,200 shares of Common Stock of the Company. The five-year term of the promissory note is renewable, but the note is repayable 180 days following termination of employment with the Company (or immediately if termination is for gross or willful misconduct) and upon bankruptcy, insolvency or death of the employee or breach of the terms of the note.

     In the event of a corporate change of control, each Executive Officer's unvested restricted stock and stock options previously granted under the Stock Incentive Plan would immediately become fully vested. In addition, the maximum awards under the Executive Incentive Plan for the fiscal year then in progress, prorated for the number of days in the fiscal year that have elapsed as of the date of the change of control, would immediately be paid in cash.

                            ------------------------

     The table below sets forth information as to options granted during 1997 to the Executive Officers listed in the Summary Compensation Table.

                             OPTION GRANTS IN 1997

                                                    INDIVIDUAL GRANTS
                                     ------------------------------------------------
                                     NUMBER OF     % OF TOTAL
                                     SECURITIES     OPTIONS
                                     UNDERLYING     GRANTED     EXERCISE                  GRANT DATE VALUE
                                      OPTIONS          TO       OR BASE                 --------------------
                                      GRANTED      EMPLOYEES     PRICE     EXPIRATION        GRANT DATE
               NAME                    (#)(1)       IN 1997      ($/SH)       DATE      PRESENT VALUE ($)(2)
               ----                  ----------    ----------   --------   ----------   --------------------
W. James Farrell...................   100,000        8.8%        54.62      12/12/07         1,582,000
Frank S. Ptak......................    50,000        4.4%        54.62      12/12/07           791,000
F. Ronald Seager...................    30,000        2.7%        54.62      12/12/07           474,600
Russell M. Flaum...................    30,000        2.7%        54.62      12/12/07           474,600
David B. Speer.....................    30,000        2.7%        54.62      12/12/07           474,600

---------------

(1) These grants become exercisable as to 25% of the shares underlying the options on each of the first four anniversaries of the grant, and are generally fully exercisable after the first anniversary in the event of retirement, disability or death. A restorative option right applies to these grants so long as the option holder is employed by the Company.

(2) The estimated fair value of each option granted is calculated using the Black-Scholes option pricing model. The assumptions used in the model are: risk-free interest rate (5.9%); expected stock volatility (21.7%); dividend yield (1.29%); and expected years until exercise (5.5).

     The table below sets forth information as to option exercises during 1997 as well as the number and value of unexercised options as of December 31, 1997 for the Executive Officers listed in the Summary Compensation Table.

                      AGGREGATED OPTION EXERCISES IN 1997
                        AND 1997 YEAR-END OPTION VALUES

                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                               SHARES                    UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                              ACQUIRED       VALUE       OPTIONS AT YEAR END(#)           AT YEAR END($)(1)
                             ON EXERCISE   REALIZED    ---------------------------   ---------------------------
           NAME                  (#)          ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----              -----------   ---------   -----------   -------------   -----------   -------------
W. James Farrell...........    42,000      1,594,313     247,992        480,000       8,664,101     10,910,500
Frank S. Ptak..............    12,000        520,583     132,000         80,000       5,371,124      1,175,250
F. Ronald Seager...........    15,000        678,444     145,000         60,000       5,972,968      1,065,150
Russell M. Flaum...........    18,000        585,750      56,600         45,000       2,233,025        615,150
David B. Speer.............     5,000        186,563      42,200         46,000       1,620,800        684,150

------------

(1) Based on the closing market price ($60.125) of the Company's Common Stock on December 31, 1997.

                                RETIREMENT PLANS

     The Company's principal non-contributory defined benefit pension plan covers approximately 15,000 domestic business unit employees, including Executive Officers. Benefit amounts are based on years of service and average monthly compensation for the five highest consecutive years out of the last ten years of employment. The following table illustrates the maximum estimated annual benefits to be paid upon normal retirement at age 65 to individuals in specified compensation and years of service classifications. The table does not reflect the limitations on those benefits contained in the Internal Revenue Code of 1986. Supplemental payments in excess of those limitations will be made under a Board approved plan to participants designated by the Compensation Committee in order to maintain their retirement benefits at the levels provided under the pension plan's formula.

                                     ESTIMATED ANNUAL NORMAL RETIREMENT BENEFITS(1)
                       --------------------------------------------------------------------------
                                        YEARS OF SERVICE AT NORMAL RETIREMENT(2)
   COMPENSATION(3)        10         15         20         25         30         35         40
   ---------------     --------   --------   --------   --------   --------   --------   --------
$  250,000...........  $ 41,250   $ 61,875   $ 82,500   $103,125   $123,750   $133,125   $142,500
   500,000...........    82,500    123,750    165,000    206,250    247,500    266,250    285,000
   750,000...........   123,750    185,625    247,500    309,375    371,250    399,375    427,500
 1,000,000...........   165,000    247,500    330,000    412,500    495,000    532,500    570,000
 1,250,000...........   206,250    309,375    412,500    515,625    618,750    665,625    712,500

---------------

(1) Amounts shown exceed actual amounts by .65% of Social Security covered compensation for each year of service up to 30 years.

(2) Years of service as of December 31, 1997 for the five most highly compensated Executive Officers were as follows: Mr. Farrell, 32.5 years; Mr. Ptak, 22.1 years; Mr. Seager, 17.6 years; Mr. Flaum, 11.0 years; and Mr. Speer, 19.5 years.

(3) Compensation includes all amounts shown under the columns "Salary" and "Bonus" in the Summary Compensation Table.

     Under the Company's 1982 Executive Contributory Retirement Income Plan, annual benefits payable beginning at the normal retirement age of 65 for 15 years are as follows: Mr. Farrell, $113,529 and Mr. Seager, $68,266.